EXHIBIT 10.3

August 12, 2013

Jim McGorry

246 Lazell Street

Hingham MA 02043

Dear Jim,

On behalf of Champions Oncology, Inc., we are pleased to offer you the position of Executive Vice President and General Manager, TOS. You will be reporting to Joel Ackerman, CEO at Champions Oncology, Inc. This letter outlines the terms of your proposed employment as a full-time employee as follows:

•	Commencement of Employment: Your employment start date will be September 3, 2013. Your employment with the Company at all times will be at-will, meaning either you or the Company can terminate the employment relationship, with or without cause, and with or without notice, at any time. During your employment, it is expected that you will devote your full business efforts and time to the Company. You will be eligible for severance payments equal to three months of your base salary upon termination without cause. Cause is defined in appendix A.

•	Compensation: Your annualized salary will be $275,000. Payroll occurs on the 15th and last day of each month. In addition, you will be eligible for consideration for an annual bonus equal to be earned and paid at the sole discretion of the board of directors. Your first bonus will be paid based on the company's schedule for fiscal year end bonuses paid to other senior executives and pro-rated based on the actual salary paid for fiscal 2013. Your target bonus for your first year of employment will be 33% of your annualized salary with eligibility to earn up to 50% of your annualized salary for superior performance. For fiscal 2013, your bonus will be determined by the board of directors based on your performance in evolving and operationalizing the TOS strategy, building and improving the team, accelerating the bookings and establishing partnerships as well as the performance of the company as a whole. In future years, your bonus will be tied to meeting or exceeding your budget as well as the company's overall performance relative to corporate goals.

•	Champions Oncology Stock Option Grant: Upon commencement of employment, and subject to approval by the Company's Board of Directors, you will be granted an option to purchase 1,000,000 shares of the Company's common stock under the terms of the Company's 2010 Equity Incentive Plan and the terms set forth in the option grant agreement, which will be provided to you after the Board approves your options. 333,352 options will vest upon the first anniversary of your employment with an additional 27,777 options vesting monthly for the next two years. In addition, all 650,000 options will vest immediately if you are terminated as a result of a Change of Control (as defined in Appendix A).

•	Benefit Programs: You shall be permitted to participate in all employee benefit programs implemented by the Company for the benefit of any of its full-time employees, including, without limitation, disability insurance, group and other life insurance, sickness, and accident and health insurance programs, provided that you qualify or are otherwise eligible to participate under the terms of such programs. Except as may be limited by applicable law, the Company reserves the right to modify, suspend, or discontinue any benefit plans, policies, and practices at any time without notice to or recourse by employee, so long as such action is taken generally with respect to other similarly situated persons. In addition, you will be subject to all rules and policies applicable to employees of the Company generally or at your level or in your position.

•	PTO: You will be eligible for 3 weeks of PTO per year.

•	Holidays: The Company offers 11 paid Holidays to full-time employees.

•	Other Reimbursement: Employees who drive their own cars on business trips are reimbursed using the prevailing Company/IRS mileage reimbursement rate plus costs for parking and tolls, pursuant to Company policies and practices.

This offer of employment is contingent upon receipt of satisfactory references on your behalf, as well as your successful completion of all facets of the Company's pre-employment screening process, which includes confirmation that you are legally able to work for the Company in the United States in the position offered to you, and a background investigation. This offer is also contingent upon your signing the Company's Business Protection Agreement (“BPA”). A copy of the BPA and background check authorization will be provided to you. Like all Company employees, you may in the future be required, in the Company's reasonable discretion, to execute agreements relating to other Company policies or substantive matters.

This offer letter supersedes any and all previous correspondence, representation or offer, whether written or verbal, with respect to your employment with the Company and represents the entire understanding and acknowledgement between you and the Company regarding your offer of employment with the Company. This letter does not constitute an employment contract, nor should it be construed as a guarantee that employment or any benefit program or other term or condition of employment will be continued for any period of time. Any salary figures are not intended to create an employment contract for any specific period of time and thus your employment, as stated above, is at-will; either you or the company can terminate it at any time with or without cause or notice. This letter may not be changed or terminated except in writing and signed by the parties.

Should you agree and accept the Company's offer, by doing so, you represent and warrant that you are free to accept this offer of employment and that doing so does not breach or violate any contract, agreement or legal obligation which you have with any person or entity, including, without limitation, any restrictive covenant (such as an agreement not to compete), notice period or other obligation that you may owe to any current or former employer that may restrict your ability to perform all your services for the Company.

This offer letter shall be interpreted in accordance with the laws of the State of New Jersey without regard to the conflicts of laws principles thereof.

Jim, we look forward to you joining the Champions Oncology team. We believe you will enjoy the challenges and opportunities that lie ahead in our dynamic business and that you have the skills and talent necessary to be a strong contributor to our mutual growth. To formally accept this offer, please sign, date and return this letter via PDF in an email to sforeman@championsoncology.com and mail the original to my attention by no later than August 16, 2013 confirming your acceptance of this offer. Congratulations on your new position, and I look forward to your contribution to Champions Oncology. If you have any questions please do not hesitate to contact me.

Sincerely,

/s/ Joel Ackerman

Joel Ackerman

Chief Executive Officer

Champions Oncology, Inc.

Accepted:

/s/ Jim McGorry	Aug 14, 2013
Jim McGorry	Date

Appendix A

Cause. For purposes of this Agreement, “Cause” means the occurrence of any of the following events, as reasonably determined in good faith by the Company, whose determination shall be final and binding: (i) an uncured breach by Executive of his obligations under this Agreement; (ii) insubordination or a refusal by Executive to perform his duties under this Agreement; (iii) Executive's failure to perform his duties in a manner deemed satisfactory or by the Company; (iv) the commission by Executive of acts constituting fraud or theft or other acts involving dishonesty against the Company, or his conviction of a felony or of a fraud or a crime involving moral turpitude; (v) the commission of misconduct by Executive; (vi) the possession or use by Executive of illegal drugs or prohibited substances on Company premises or while on Company business, the excessive drinking of alcoholic beverages on a recurring basis which impairs Executive's ability to perform his duties under this Agreement, or Executive's appearance during hours of employment on a recurring basis of being under the influence of such drugs, substances or alcohol; or (vii) a violation of Company policy, including without limitation, actions by Executive in contravention of the Company's Code of Ethics.

“Change of Control” shall mean the occurrence of any of the following:

(a) any “person,” as such term is currently used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (a “person”), other than Battery Ventures IX, LP or its affiliates, becomes a “beneficial owner” (as such term is currently used in Rule 13d-3 promulgated under the 1934 Act (a “Beneficial Owner”) of 30% or more of the Voting Stock (as defined below) of the Company;

(b) the Board of Directors of the Company adopts any plan of liquidation providing for the distribution of all or substantially all of the Company's assets;

(c) all or substantially all of the assets or business of the Company are disposed of in any one or more transactions pursuant to a sale, merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such sale, merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Company, more than fifty percent (50%) of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company);

(d) the Company combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, fifty percent (50%) or less of the Voting Stock of the combined company; or

(e) Continuing Directors cease to constitute at least a majority of the Board of Directors of the Company.